EXHIBIT 99.2

KORU MEDICAL SYSTEMS, INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as January 2, 2026 (the “Effective Date”), is made by and between KORU Medical Systems, Inc., a Delaware corporation, having its principal place of business at 100 Corporate Drive, Mahwah, NJ 07430 (the “Company”), Eric Schiller (“Executive”).

WHEREAS, Company and Executive have entered into an Employment Agreement dated as of December 11, 2025 (the “Employment Agreement”), which provides for the award to Executive of certain shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), subject to certain restrictions as described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.         Restricted Stock Award. As of the Effective Date, the Company hereby issues to Executive [__________________] ([______]) shares of Common Stock (the “Restricted Stock”), subject to the restrictions and other conditions of this Agreement and the Employment Agreement (the “Award”).

2.         Restrictions.

(a)       Vesting. For purposes of this Agreement, the shares of Restricted Stock granted under this Agreement constitute the “Time-Vested Restricted Stock” referenced in Section 3(c)(ii) of the Employment Agreement. Except as otherwise provided in Section 3(c)(iv), Section 3(c)(v), or Section 5(b)(iii) of the Employment Agreement, the Award shall vest on the following dates (each, a “Vesting Date”): 25% of the Award shall vest on the first anniversary of the Effective Date, and the remainder of the Award shall vest 25% at the end of each twelve (12) month period thereafter, provided the Executive is still employed by the Company on the respective Vesting Date.

(b)       Forfeiture. Except as otherwise provided in this Agreement, in the event all or a portion of the Award has not vested at the time the employment of Executive with the Company terminates for any reason, the unvested portion of the Award shall thereupon be forfeited immediately and without further action by the Company.

(c)       Legend. Until such time as the Award has vested, the Company may, at any time, place legends referencing the restrictions described in this Section 2 and any applicable federal and/or state securities laws restrictions on certificate(s) or other document(s) representing shares of Restricted Stock issued pursuant to this Agreement. The legend may include the following:

“THE SECURITIES REFERENCED HEREIN ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE AWARD AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER,

A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

3.         Taxes.

(a)       Executive understands, acknowledges and agrees that the value of the Restricted Stock is subject to state and federal income taxes and certain rules which require the Company to withhold amounts necessary to pay these taxes. Executive hereby authorizes the Company to reduce the number of shares of Restricted Stock to which Executive is entitled on the Vesting Date by the number of shares of Restricted Stock required to satisfy the tax withholding requirements (based on the Fair Market Value of shares at such time). Such shares of Restricted Stock shall be returned to the Company. Executive’s acknowledgement and acceptance of these tax withholding provisions are conditions precedent to the right of Executive to receive the Restricted Stock under the Employment Agreement and this Agreement. “Fair Market Value” of a share of Common Stock (the “Shares”) means (i) if the Shares principally trade on a national securities exchange other than the Nasdaq Capital Market, the closing sale price of a Share, and (ii) if the Shares principally trade on the Nasdaq Capital Market or an over-the counter marketplace, the arithmetic mean of the high and low prices of a Share (and if the mean results in a fractional cent, rounded up to the nearest cent), in each case as reported on the last trading day before the Vesting Date, provided that such quotations shall have been made within the ten (10) business days preceding the applicable Vesting Date. In the event Shares are not so traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Company’s Board of Directors in such manner as it deems appropriate and in accordance with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

(b)       In lieu of the reduction of shares delivered described in paragraph (a) above, Executive may pay to the Company the amount of tax required to be withheld in cash, by check or in other form satisfactory to the Company. Such payment must be made by the date which is ten (10) days after the Vesting Date.

(c)       The Restricted Stock will be released to Executive when vested and the applicable withholding obligations have been satisfied.

(d)       Executive understands that Section 83(a) of the Code taxes as ordinary income the difference between the amount, if any, paid for the shares of Common Stock and the Fair Market Value of such shares at the time the restrictions on such shares lapse. Executive understands that, notwithstanding the preceding sentence, Executive may elect to be taxed at the time of the Vesting Date, rather than at the time the restrictions lapse, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service with a copy to the Company within 30 days of the Vesting Date. In the event Executive files an 83(b) Election, Executive will recognize ordinary income in an amount equal to the difference between the amount, if any, paid for the shares of Common Stock and the Fair Market Value of such shares as of the Vesting Date. Executive acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the award of Restricted Stock hereunder, and does not purport to be complete. EXECUTIVE FURTHER ACKNOWLEDGES THAT THE COMPANY IS NOT RESPONSIBLE FOR FILING EXECUTIVE’S 83(b)

ELECTION, AND THE COMPANY HAS DIRECTED EXECUTIVE TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE, THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FEDERAL GOVERNMENT OR FOREIGN COUNTRY IN WHICH EXECUTIVE MAY RESIDE, AND THE TAX CONSEQUENCES OF EXECUTIVE’S DEATH.

4.         Certain Changes in Capitalization and Reorganization Events. If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares of Common Stock, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares of Restricted Stock subject to the Award shall be equitably adjusted by the Company’s Board of Directors, whose determination shall be final, binding and conclusive.

5.         Book Entry. The Company shall evidence the Executive’s interest by using a restricted book entry account with the Company’s transfer agent.

6.         Restricted Stock Not Transferable. Prior to vesting, no Restricted Stock or any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6 shall not prevent transfers by will or by applicable laws of descent and distribution.

7.         Rights as Stockholder. Subject to the provisions of Sections 2(b), 2(c), and 6 in this Agreement, Executive shall exercise all rights and privileges of a shareholder of the Company with respect to the Restricted Stock. Executive shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Restricted Stock and for the purpose of exercising any voting rights relating to such shares of Restricted Stock, even if some or all of such shares of Restricted Stock have not yet vested, provided that any dividends otherwise payable on the Restricted Stock shall not be paid to Executive from and after the dividend payment date until the Restricted Stock vests, at which time the amount of the dividend shall be paid to Executive.

8.         Conformity to Securities Laws. Executive acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Award is granted only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

9.         Not a Contract of Employment. Nothing in this Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge

Executive at any time for any reason whatsoever, with or without cause, except as may otherwise be provided by any written agreement entered into by and between the Company and Executive.

10.       Submission to Jurisdiction; Waiver of Jury Trial.

(a)       ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, IN EACH CASE LOCATED IN THE DISTRICT OF DELAWARE, OR THE STATE COURTS SITUATED IN WILMINGTON, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.       Notices. All notices and other communications under this Agreement must be in writing and will be deemed given if (i) delivered personally, (ii) sent by internationally recognized overnight courier, (iii) mailed by registered or certified mail (return receipt requested), postage prepaid, or (iv) sent by electronic mail (provided that a copy is also sent by certified or registered mail or by internationally recognized overnight courier) to the parties at the following addresses (or at such other address for a party as such party specifies by like notice):

If to the Company:

KORU Medical Systems, Inc.

100 Corporate Drive

Mahwah, NJ 07430

Attn: Chief Financial Officer

Email: tadams@korumedical.com

If to the Executive:

Eric Schiller

[address]

Email: [e-mail]

All such notices, consents, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received: (i) if by personal delivery, on the day delivered; (ii) if by certified or registered mail, on the earlier of the date of receipt and the third business day after the mailing thereof; (iii) if by next-day or overnight mail or delivery service such as Federal Express or UPS, on the day delivered; or (iv) if by electronic mail, on the day on which such fax or electronic mail was sent, provided that a copy is also sent by certified or registered mail or by next-day or overnight mail or delivery service such as Federal Express or UPS.

12.       Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.       Electronic Execution and Delivery. The parties may execute and deliver this Agreement by facsimile, electronic mail of a .PDF or other electronic means under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

14.       Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

15.       Priority. In the event of a conflict between this Agreement and the Employment Agreement, including the provisions therein governing accelerated vesting upon a Change of Control Termination (as defined in the Employment Agreement) or vesting upon termination, the Employment Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement as of the Effective Date.

EXECUTIVE:

_________________________

Eric Schiller

COMPANY:

KORU Medical Systems, Inc.

By:  _________________________

Linda Tharby

Chief Executive Officer

[Signature Page to Restricted Stock Agreement]